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                                                                 EXHIBIT 11

                    BEAUTICONTROL COSMETICS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER COMMON SHARE


                                                       Three Months Ended

                                                   February 28,  February 29,
                                                      1997         1996
           Net income applicable to common stock      $978,641      $667,502

           Common and common equivalent share:
           Weighted average common shares
            outstanding                              5,847,368     5,892,901
           Net effect of dilutive stock options
            based on the treasury stock method
            using average market price                 462,574       174,472
           Weighted average common and common
            equivalent share                         6,309,942     6,067,373


           Net income per common and common
            equivalent share                              $.16          $.11

           Common share - assuming full dilution:
           Weighted average common shares
            outstanding                              5,847,368     5,892,901
           Net effect of dilutive stock options
            based on the treasury stock method
            using the greater of the average or
            ending market price                        475,060       174,480
           Weighted average common shares -
            assuming full dilution                   6,322,428     6,067,381
           Net income per common share -
            assuming full dilution                        $.16          $.11

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